UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2010

NEUROKINE PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

British Columbia	333-161157	n/a
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1275 West 6th Avenue, Vancouver, British Columbia, Canada	V6H 1A6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 805-7783

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On June 16, 2010, Neurokine Pharmaceuticals Inc. (the “Company”, “we”, “us”) received a resignation from Bruce Pridmore. Mr. Pridmore resigned as the Company’s director. Mr. Pridmore’s resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.

To fill the vacancy created by the resignation of Mr. Bruce, the Company appointed the following individual:

  Dr. David Filer as the Company’s director, effective June 21, 2010.

Our board of directors now consists of Dr. Ahmad Doroudian, Dr. Hassan Salari, Dr. Maziar Badii and Dr. Kamran Shojania and Dr. David Filer.

Dr. David Filer Ph. D. – Director

During the last 10 years, Dr. Filer has been self employed and has worked as a healthcare analysts in New York. He worked in that capacity for a number of investment bankers and brokerage firms as well as biotechnology companies in North America. He is a prominent healthcare analyst in New York and assisted companies such as Paramount Biocapital, Sunrise Equities, Centercort Capital, Spencer Trask Ventures, Altira Capital, Cornerstone Pharmaceuticals, Cleveland Biolabs, Advaxis, Biocancell, United Therapeutics, Enzon Inc. Working with investors professional managers and inventors to establish and guide their companies seeking the clinical investigation and commercial development of cutting edge technologies and products.

Furthermore, he managed the merger of Unigene and Pfizer in deal valued at $60 MM. Dr. Filer has a Ph.D. in Microbiology and Molecular Biology and worked at the New York University Medical Center as teaching instructor from 1984-1999.

There are no family relationships among our directors or executive officers. There have been no transactions between our company and Mr. Filer since our last fiscal year which would be required to be reported herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROKINE PHARMACEUTICALS INC.

/s/ Ahmad Doroudian
Ahmad Doroudian
President and Director

Date: June 21, 2010